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                                                                      Exhibit H1

        Amendment To Fund Administration Agreement Dated October 26, 1998



                                   WITNESSETH



WHEREAS, UAM Funds Trust (the "Fund") and UAM Fund Services, Inc. ("UAMFSI") desire to amend the Fund Administration Agreement (the "Agreement") dated October 26, 1998, by replacing the existing Attachment C with a revised Attachment C.

NOW THEREFORE, the above parties agree to amend the Agreement by replacing the existing Attachment C with a revised Attachment C as follows:



                                  Attachment C

                Fee Schedule to the Fund Administration Agreement

For its services, the Fund pays a five-part fee to the Administrator as follows:

1.   An annual base fee calculated at the annual rate of:

     A.   $14,500 for the first operational class of each portfolio; plus

     B.   $ 3,000 for each additional operational class of each portfolio

2. A portfolio specific fee calculated from the aggregate net assets of the portfolios at an annual rate that ranges from 0.02% to 0.06%, according to the attached Exhibit 1.

3. An annual base fee that the Administrator pays to Chase Global Funds Services Company pursuant to a Mutual Funds Service Agreement calculated at the annual rate of:

     A.   $52,500 for the first operational class of each portfolio; plus

     B.   $7,500 for each additional operational class of each portfolio; plus

     C.   0.039% of their pro rata share of the combined assets of the Fund.

     Note, until October 31, 1999, and for certain Portfolios of the Fund, the Administrator pays the sub-administrator a different fee, which is calculated the annual rate of (1) $39,500 for the first operational Class of a Portfolio; plus (2) $7,500 for each additional operational Class of a Portfolio; plus (3) 0.039% of the total net assets of the Funds. Thereafter, UAMFSI shall pay Chase monthly fees for its services for each portfolio at the annual rate set forth above.

3. An annual base fee according to Exhibit B that the Administrator pays to DST Systems, Inc., the Fund's sub-transfer agent, pursuant to an Agency Agreement.

4. An annual base fee that the Administrator pays to UAM Shareholder Services Center, Inc. pursuant to a Sub-Shareholder Servicing Agreement at the annual rate of:
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     A.   $7,500 for the first operational class of each portfolio; plus

     B.   $2,500 for each additional class of each portfolio; plus

     C.   $30 per account.

These fees do not include out-of-pocket expenses, which under this Agreement will be billed separately.

All other provisions of the Agreements shall remain unchanged and in full force and effect.



IN WITNESS WHEREOF, the parties above have caused this amendment to be executed by their duly authorized officer and shall be effective as of the 15th day of April, 1999.



UAM FUNDS TRUST                       UAM FUND SERVICES, INC.



By:  /s/ Gary L. French               By: /s/ Michael E. DeFao
     ------------------                   --------------------
     Gary L. French                       Michael E. DeFao
     Treasurer                            Vice President and General Counsel